July 14, 2006

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the incorporation in this Registration Statement on Form SB-2 of Avalon Energy Corporation of the following:

Our report dated February 22, 2006 to the Stockholders and Board of Directors on the financial statements of Avalon Energy Corporation, Inc. as of December 31, 2005 and 2004 and for the years then ended included in the Company’s annual filing on Form 10-KSB filed with the Securities and Exchange Commission.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Sincerely,

“Dale Matheson Carr-Hilton LaBonte”

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada